UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/12/2015

Del Frisco's Restaurant Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-35611

Delaware	20-8453116
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

920 S. Kimball Ave., Suite 100
Southlake, TX 76092
(Address of principal executive offices, including zip code)

(817) 601-3421
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 12, 2015, Del Frisco's Restaurant Group, Inc. (the "Company") issued a press release announcing that the Board of Directors appointed Mr. Ian R. Carter to serve as a class I Director to fill an existing vacancy on the Board, with such appointment effective as of April 1, 2015. The Board also appointed Mr. Carter to serve as Chairman of the Board, replacing Mr. Mark Mednansky, who was temporarily serving as Acting Chairman. Mr. Carter's current term of office will end at the Company's 2015 Annual Stockholder Meeting.

Mr. Carter is currently President, Global Development and Architecture for Hilton Worldwide, a position he has held since 2013. Mr. Carter formally served as President, Global Operations for Hilton Worldwide from 2007 to 2013 and held other leadership positions with Hilton, including serving as Chief Executive Officer of Hilton International from 2005 to 2006. Previously, Mr. Carter served as an officer and President of Black & Decker Corporation from 2000 to 2005 and held managerial roles at General Electric earlier in his career. Mr. Carter is currently a Non-Executive Director of Burberry Group PLC and Chairman of the Remuneration Committee. He is a graduate of the University of West London, School of Business and Management, and received an honorary doctorate from the University for his industry accomplishments and ongoing support of the development of future hospitality leaders.

Mr. Carter will receive the Company's standard compensation package for independent directors effective in 2015, which includes an annual cash retainer of $47,500 and an annual stock-based compensation award valued at approximately $75,000 that vests on the first anniversary of the date of grant. Mr. Carter will also receive an additional $25,000 per year for his service as Chairman of the Board.

Mr. Carter has been affirmatively determined by the Board to be an independent director under the independence standards of the NASDAQ Global Select Stock Market and will serve as a member of the Company's Compensation Committee and Nominating and Corporate Governance Committee.

There were no understandings or other agreements or arrangements between Mr. Carter and any other person pursuant to which Mr. Carter was elected as a director of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Del Frisco's Restaurant Group, Inc.

Date: March 12, 2015	By:	/s/ Thomas J. Pennison, Jr.
Thomas J. Pennison, Jr.
Chief Financial Officer